E-STAR HOLDINGS, INC. SUBSIDIARIES EXHIBIT 21



Worldsbestmemebership.com, Inc.
Radence Generation II, Ltd.
Pierre D'Alby Ltd.
All-Star Car Wash Acquisition Corp.
All-Star Car Wash of Centereach, Inc.
All-Star Car Wash of Centereach Realty, Inc.
All-Star Car Wash of Commack, Inc.
All-Star Car Wash of Commack Realty, Inc.
All-Star Car Wash of Copiague, Inc.
All-Star Car Wash of Copiague Realty, Inc.
All-Star Car Wash of Freeport, Inc.
All-Star Car Wash of Freeport Realty, Inc.
All-Star Car Wash of Oceanside, Inc.
All-Star Car Wash of Oceanside Realty, Inc.
All-Star Car Wash of Port Jefferson, Inc.
All-Star Car Wash of Port Jefferson Realty, Inc.
All-Star Car Wash of Sayville, Inc.
All-Star Car Wash of Sayville Realty, Inc.




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